GMH Communities Trust
                               10 Campus Boulevard
                        Newton Square, Pennsylvania 19073

October 25, 2004

Vornado Realty L.P.
888 Seventh Avenue
New York, New York  10019.

Dear Sirs:

         This letter confirms that notwithstanding any provision of the Agreement of Limited Partnership of GMH Communities Trust, LP (as such agreement may be amended, the "LP Agreement"), any units of limited partnership interest in GMH Communities, LP acquired pursuant to the Warrant, dated July 27, 2004, as amended, may be tendered for redemption at any time commencing six months from the date of issuance of such units. GMH Communities Trust, GMH Communities GP Trust, and GMH Communities Trust, LP hereby agree to waive any requirement that such units must be held for a period in excess of six months and agree not to take any action to prohibit such redemption.

         This letter also confirms that the LP Agreement will, notwithstanding the completion of an initial public offering by GMH Communities Trust, contain provisions substantially identical to each of Section 5.17(k) of the LP Agreement as such agreement exists today and Section 26 of the Warrant Agreement, dated July, 27, 2004, as amended, between GMH Communities LP, GMH Communities Trust and Vornado Realty L.P. (the "Warrant"), and that such provisions will not be amended, modified or repealed so long as the Holder (as defined in the Warrant) beneficially owns or has the right to acquire units of limited partnership interest of GMH Communities, LP.

GMH Communities Trust

By: /s/ GARY M. HOLLOWAY
    --------------------
Name:  Gary M. Holloway
Title: President and CEO

GMH Communities GP Trust

By: /s/ GARY M. HOLLOWAY
Name:  Gary M. Hollowy
Title:


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GMH Communities, LP

By: GMH Communities GP Trust, sole general partner

By: /s/ GARY M. HOLLOWAY
Name:  Gary M. Holloway
Title: